Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cerecor Inc. filed on May 12, 2020 for the registration of 1,951,219 shares of its common stock and to the incorporation by reference therein of our report dated March 29, 2019, with respect to the consolidated financial statements of Aevi Genomic Medicine, Inc. for the years ended December 31, 2018 and 2017 included in the Current Report on Form 8-K of Cerecor Inc. dated February 3, 2020.

/s/ Ernst & Young LLP

Philadelphia, PA
May 12, 2020